Exhibit 3.2

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

OF

ADTALEM GLOBAL EDUCATION INC.

It is hereby certified that:

1.	The name of the Corporation is Adtalem Global Education Inc. (the “Corporation”).

2.	Article TENTH (2) of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows (changes underlined, boldfaced and struck through):

“TENTH: ***

(2)No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damage for any breach of fiduciary duty as a director or officer, except for liability (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for directors under ~~pursuant to~~ Section 174 of the GCL, ~~or~~ (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for the officers in any action by or in the right of the Corporation. Any repeal or modification of this ARTICLE TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time or such repeal or modification with respect to acts or omissions occurring prior to such repeal or modifications.

3.	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted and given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of: November 14, 2023

/s/ Lawrence C. Bachman

Lawrence C. Bachman

Assistant Secretary